Exhibit (e)(2)

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

ING INVESTMENTS, LLC

and

ING Investment Management CO.

Series	Annual Sub-Adviser Fee (as a percentage of average daily net assets)
ING Floating Rate Fund	0.2475%
ING GNMA Income Fund	0.2115% on first $1 billion of assets 0.1800% on next $4 billion of assets 0.1575% on assets thereafter
ING High Yield Bond Fund	0.2295% on first $1 billion of assets 0.2025% on next $4 billion of assets 0.1800% on assets thereafter
ING Intermediate Bond Fund	0.0765%